Exhibit 99.1

MANUFACTURING AND SUPPLY AGREEMENT

BETWEEN

PARLEX POLYMER FLEXIBLE CIRCUITS, INC.

AND

NEUROMETRIX, INC.

dated as of

August 2, 2006

*** Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as [***]. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

6.	OWNERSHIP		17

	6.1	Design and Improvements Ownership	17
	6.2	Ownership of Tools	17

7.	INDEMNIFICATION		17

	7.1	Parlex’s Indemnification of NeuroMetrix	17
	7.2	NeuroMetrix’s Indemnification of Parlex	18
	7.3	Procedures	18
	7.4	Net Recovery	19
	7.5	Maximum Indemnification Obligation of Parlex	19

8.	INSURANCE		20

	8.1	Coverage	20
	8.2	Certificates of Insurance	20

9.	RELATIONSHIP OF THE PARTIES		20

10.	CONFIDENTIAL INFORMATION		20

	10.1	Confidential Information	20
	10.2	Use and Disclosure of Confidential Information	20
	10.3	Exceptions	21
	10.4	Injunctive Relief	21
	10.5	Termination	21
	10.6	Publicity and Terms of this Agreement	22
	10.7	Supercession of Prior Confidentiality Agreements	22

11.	TERM; TERMINATION		22

	11.1	Term	22
	11.2	Termination	22
	11.3	Unused Materials; Return of Tooling and Device Master Record	23

12.	FORCE MAJEURE		23

13.	MISCELLANEOUS		23

	13.1	Notice	23
	13.2	Entire Agreement	25
	13.3	Incorporation of Exhibits	25
	13.4	Severability	25
	13.5	Successors and Assigns	25
	13.6	Assignment	25
	13.7	Waiver	25
	13.8	Headings	25
	13.9	Counterparts	25
	13.10	Applicable Law	25
	13.11	Consequential Damages	25
	13.12	Dispute Resolution	26
	13.13	Survival	27

Exhibit A-Pricing

ii

This Manufacturing and Supply Agreement dated as of August 2, 2006, by and between Parlex Polymer Flexible Circuits, Inc. (f/k/a Poly-Flex Circuits, Inc.), a Rhode Island corporation having its principal office at 28 Kenney Drive, Cranston, RI 02920 (“Parlex”), and NeuroMetrix, Inc., a Delaware limited liability company, having its principal office at 62 Fourth Avenue, Waltham, Massachusetts 02451 (“NeuroMetrix”).

WITNESSETH:

WHEREAS, NeuroMetrix desires to have Parlex manufacture and supply to NeuroMetrix, NeuroMetrix’s requirements of NC-stat biosensors complying with the Specifications (“NeuroMetrix Biosensor Products”) for resale in the Territory (defined below) under the terms and conditions hereinafter set forth; and

WHEREAS, Parlex is willing to do so under the terms and conditions hereinafter set forth for the purpose of providing a stable supply of NeuroMetrix Biosensor Products to NeuroMetrix to support the growth of its business;

NOW, THEREFORE, in consideration of these premises and the mutual covenants, agreements, representations and warranties herein contained, the parties hereby agree as follows:

1.                                      Definitions

1.1          “AAA” shall have the meaning set forth in Section 13.12(a).
1.2          “Affiliate” shall mean, with respect to any Person, any other Person controlling, controlled by or under direct or indirect common control with such Person. A Person shall be deemed to control a corporation (or other entity) if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such corporation (or other entity), whether through the ownership of voting securities, by contract or otherwise.
1.3          “Agreement” shall mean this Manufacturing and Supply Agreement and all Exhibits attached hereto, as the same may be amended or otherwise modified from time to time pursuant to the terms set forth herein.
1.4          “Business Day” shall mean any day other than Saturday, Sunday or any day on which the banks located in Boston, Massachusetts are authorized or obligated to be closed.
1.5          “cGMP” shall mean Good Manufacturing Practices and shall include all applicable standards and Laws relating to manufacturing practices for products (including ingredients, intermediates, bulk and finished products) formulated by any Governmental Authority having jurisdiction in the form of Laws, regulations, guidelines, advisory opinions and compliance policy guides and current interpretations of the authority agency, as the same may be updated, supplemented or amended from time to time.

1.6          “Confidential Information” shall have the meaning set forth in Section 10.1.
1.7          “Device Master Record” for a Product means the information required to manufacture such Product, including the bill of materials (excluding material formulations), tooling, test fixtures, process flow documentation, design files, quality inspections and similar materials. The Device Master Record will not include the formulation of any proprietary materials of Parlex, including any inks, adhesives, coating or other materials, used in the manufacture of the Products.
1.8          “Disclosing Party” shall have the meaning set forth in Section 10.1.
1.9          “Facility” shall mean (a) Parlex’s manufacturing facility located at 28 Kenney Drive, Cranston, RI 02920 (the “Cranston Facility”), (b) upon consolidation of the Cranston Facility into such facility, Parlex’s manufacturing facility located at One Parlex Place (f/k/a 145 Milk Street), Methuen, MA 01884, and (c) subject to NeuroMetrix’s prior qualification and written approval, such other facilities to be used by Parlex in the manufacture, packaging and storage of the Products or materials utilized in the manufacture and packaging of the Products hereunder (other than the facilities of vendors of materials utilized for storing such materials).
1.10        “FDA” means the U.S. Food and Drug Administration.
1.11        “Firm Order” shall have the meaning set forth in Section 2.2(c).
1.12        “Firm Order Period” shall have the meaning set forth in Section 2.2(c).
1.13        “Governmental Authority” shall mean any duly authorized court, tribunal, arbitrator, agency, commission, official or other instrumentality of any federal, state, province, county, city or other political sub-division, domestic or foreign.
1.14        “Indemnified Party” shall have the meaning set forth in Section 7.3.
1.15        “Indemnifying Party” shall have the meaning set forth in Section 7.3.
1.16        “Know-How” means any current or future manufacturing processes and information related thereto (including, without limitation, manufacturing, and inventory ordering lead-times, and procedures and vendor and other records), trade secrets, designs, industrial models, technology, technical information or data, manufacturing, engineering, and technical drawings, know-how, methodologies, formulae, concepts, inventions, improvements, copyrights, clinical data and FDA 510(k) filings related to the registration, supply marketing, use or sale of the Products.
1.17        “Laws” shall mean any law, statute, rule, regulation, guideline (including cGMP), ordinance or other pronouncement of any Governmental Authority having the effect of law in the United States, any foreign country or territory, or any domestic or foreign state, province, county, city or other political sub-division.
1.18        “Losses” shall have the meaning set forth in Section 7.1.

1.19        “Minimum Excess Capacity” shall have the meaning set forth in Section 2.2(d)(i).
1.20        “Neurological Biosensor Products” means surface bioelectrodes that are used singularly or in an array to measure nerve conduction.
1.21        “NeuroMetrix” shall have the meaning set forth in preamble hereto.
1.22        “NeuroMetrix Biosensor Products” shall have the meaning set forth in the recitals hereto.
1.23        “Non-Exclusivity Triggering Event” shall have the meaning specified in Section 2.6(b).
1.24        “Parlex” shall have the meaning set forth in the preamble hereto.
1.25        “Person” shall mean any individual or corporation, company, partnership, trust, incorporated or unincorporated association, joint venture or other entity of any kind.
1.26        “Price” shall mean the price to be charged by Parlex for Products supplied hereunder, as set forth on Exhibit A, as the same may be amended or otherwise modified from time to time pursuant to the terms set forth herein.
1.27        “Products” shall mean NeuroMetrix Biosensor Products in finished and packaged form.
1.28        “Product Supply Date” shall have the meaning specified in Section 2.2(a).
1.29        “Quality Plan” shall have the meaning specified in Section 4.4.
1.30        “Recall”, with respect to any Product, shall mean a “recall”, “correction” or “market withdrawal,” as those terms are defined in 21 CFR 7.3, as the same may be amended from time to time.
1.31        “Receiving Party” shall have the meaning set forth in Section 10.1.
1.32        “Receiving Point” shall have the meaning set forth in Section 3.2.
1.33        “Specifications” shall mean the specifications for the raw materials and packaging materials used in the manufacture and/or packaging of the Product and the specifications for the manufacture, processing and packaging of the Product, including all formulae, Know-How, materials requirements, standards of quality control and quality assurance, as previously provided by NeuroMetrix to Parlex electronically or in writing on or prior to the date hereof, with such changes thereto as NeuroMetrix may from time to time provide to Parlex in writing.
1.34        “Term” shall have the meaning set forth in Section 11.1 hereof.

1.35        “Territory” shall mean the United States, its territories and possessions.

The definitions in this Section 1 shall apply equally to both the singular and plural forms of the terms defined. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. All references herein to Sections and Exhibits shall be deemed references to Sections of this Agreement and Exhibits to this Agreement unless the context shall otherwise require.

2.             Supply of Product; Firm Orders and Reports.
2.1          Agreement to Supply; Prototype Support.

(a)           During the Term of this Agreement Parlex shall manufacture, package and supply the Products to NeuroMetrix in accordance with the terms of this Agreement.

(b)           Parlex agrees to continue providing engineering and prototype development support for the manufacturability of potential new NeuroMetrix Biosensor Products, as requested by NeuroMetrix and in accordance with past practice. Support will include initial design files for review and iteration, prototype sensors, suggestions for design improvements and cost reductions, provided, however, that the parties agree and acknowledge that the final design of any Product is NeuroMetrix’s sole responsibility. Parlex will provide a quotation for these engineering and prototype development activities. NeuroMetrix will generate a purchase order for these activities.

2.2          Forecast; Firm Orders; Changes to Firm Orders; Production Capacity.

(a)           Parlex will first deliver Products to NeuroMetrix under this Agreement on or before the end of the first month contained in the initial forecast provided by NeuroMetrix pursuant to Section 2.2(b) below (the “Product Supply Date”).

(b)           Within thirty (30) days after the date of this Agreement and every six months thereafter during the Term, NeuroMetrix will provide Parlex with a written forecast of its estimated monthly purchases of the Products for the twelve (12) month period commencing with the calendar month following the month in which such forecast is delivered to Parlex. Additionally, during the first five (5) Business Days of each calendar month after NeuroMetrix has delivered its initial forecast during the Term, NeuroMetrix will provide Parlex with a written update of its forecast of its estimated monthly purchases of the Products for the six (6) month period commencing with the calendar month following the month in which such update is delivered to Parlex. Such forecasts and updates will represent NeuroMetrix’s commercially reasonable, good-faith estimate of its requirements of the Products from Parlex for such twelve (12) and six (6) month periods, respectively, in light of then existing conditions. Notwithstanding anything contained herein to the contrary, except as expressly provided in Section 2.2(c) and (f), such forecasts are for the convenience of Parlex only, shall not constitute firm purchase or shipping orders and shall not be binding upon, or create any obligation or liability with respect to, NeuroMetrix or Parlex.

(c)           Beginning with the initial forecast delivered within thirty (30) days after the date of this Agreement, unless otherwise agreed to by Parlex, at the time each written forecast is delivered by NeuroMetrix to Parlex pursuant to Section 2.2(b), the first two (2) months of such forecast (the “Firm Order Period”) shall be deemed a firm, non-cancelable and binding order (a “Firm Order”) for the Products. Each month Parlex will ship the quantity of the Products specified in the relevant Firm Order to NeuroMetrix on or before the last day of such month. NeuroMetrix shall be obligated to pay Parlex, in accordance with Article 3 hereof, for quantities of the Products produced and delivered by Parlex in accordance with NeuroMetrix’s Firm Orders, subject to any exceptions to NeuroMetrix’s obligation to pay for such Product contained in this Agreement.

(d)                                                                                 (i)            Parlex covenants and agrees that it shall exert its commercially reasonable best efforts to maintain, in the third month of the rolling six (6) month forecast described in Section 2.2(b), excess production capacity of not less than *** of the estimated purchases of the Products in such month as set forth in the forecast (“Minimum Excess Capacity”). Furthermore, in the event that Parlex did not have the Minimum Excess Capacity available during any month or believes, in its commercially reasonable good faith judgment, that it shall not have the Minimum Excess Capacity available in any month on the six (6) month forecast, then it shall promptly inform NeuroMetrix of the same. The parties hereto agree that in the event Parlex provides such notice, they shall meet, as promptly as possible after NeuroMetrix’s receipt of such notice, but no later than two weeks after such notice, in order to agree upon a production schedule, such meeting to include discussion regarding the Product production forecasts, any potential requirement for Parlex to increase production capacity and any related commitments from NeuroMetrix with respect to such increased production capacity, and the feasibility of Parlex’s use of a third party supplier in accordance with the following clauses, in order to reach a mutually agreed upon forecast that will supercede NeuroMetrix’s rolling forecast(s) until such time as the Minimum Excess Capacity is reestablished. The plan for meeting the Minimum Excess Capacity shall be presented to NeuroMetrix within thirty (30) days of the meeting and the Minimum Excess Capacity shall be in place within ninety (90) days of the meeting.

(ii)                                  In connection with Parlex’s obligations hereunder, including with respect to clause (i) above, and notwithstanding the exclusivity provisions of Section 2.6(a) hereof, Parlex may, at its sole option, (a) procure from a third party quantities of such Product sufficient to replace any quantities of Product that Parlex cannot or will not supply, or (b) otherwise provide for an alternative source of such Product; provided that Parlex may not procure Product from a third party, or use an alternative source, without the prior written approval of NeuroMetrix, in its sole discretion. NeuroMetrix may condition such approval on the third party or alternative source entering into confidentiality, non-competition or other manufacturing agreements satisfactory to NeuroMetrix, in its sole discretion, or any other condition.

(iii)                               In the event Parlex procures Product from a third party, then Parlex shall cooperate with, and supply all reasonable technical assistance, including, without limitation, technical personnel, at Parlex’s expense, to any such alternate supplier, and shall assist in the disclosure of any intellectual property Parlex or its Affiliates own relating to the manufacture of the Products to such supplier; provided, however, that Parlex may require that any such alternate supplier execute a confidentiality agreement and/or non-competition agreement prior to such disclosure.

(e)           Once a Firm Order is submitted to Parlex with respect to any given Firm Order Period, NeuroMetrix may seek to vary that Firm Order by providing at least five (5) days’ written notice to Parlex prior to the beginning of the month for which such Firm Order is to be varied during such Firm Order Period. Parlex shall use its commercially reasonable best efforts to accommodate such requested variance.

(f)            If NeuroMetrix decreases the production volumes set forth in NeuroMetrix’s six (6) month rolling forecast (including the Firm Orders), NeuroMetrix shall be responsible and make timely payment for (a) all finished Products covered by the Firm Orders, except to the extent that such Products may be used by Parlex to fill subsequent Firm Orders of Products submitted by NeuroMetrix, (b) the reasonable cost of materials (at the latest agreed upon cost) for the Products purchased by Parlex in support of such six (6) month rolling forecast; provided, however, that NeuroMetrix shall not be responsible for the reasonable cost of materials for (i) any materials in excess of the supply necessary to support such six (6) month rolling forecast unless such excess supply was specifically authorized in writing by NeuroMetrix, (ii) any materials that are returnable to the supplier or are damaged or (iii) any materials that are or will be subsequently used by Parlex to fill subsequent Firm Orders of Products submitted by NeuroMetrix or otherwise and (c) any cancellation charges, restocking charges and any other non-cancelable commitments incurred by Parlex in support of such six (6) month rolling forecast. At NeuroMetrix’s option, NeuroMetrix may instruct Parlex to utilize such materials in the future supply of the Products. In addition, Parlex shall use reasonable commercial efforts to utilize such materials in the supply of the Products so as to minimize the amount of such materials that remain unused.

2.3          Standard Forms.  In ordering and delivering the Products, NeuroMetrix and Parlex may employ their standard forms, but nothing in those forms shall be construed to modify or amend the terms of this Agreement, and, in the case of any conflict herewith, the terms of this Agreement shall control.

2.4          Quantitative Defects.  NeuroMetrix shall inform Parlex in writing of any claim relating to quantitative defects in shipments of Product within thirty (30) days following actual receipt of such shipments by NeuroMetrix, and NeuroMetrix shall provide to Parlex copies of any appropriate documents relating to such defects that NeuroMetrix may have in its possession. Parlex shall, at its own expense, provide NeuroMetrix with any missing quantities of such Product as soon as reasonably possible after receipt of notice from NeuroMetrix. NeuroMetrix shall only be obligated to pay for actual quantities of Product received by NeuroMetrix. Any claim for a quantitative defect which is not made within such thirty (30) day period shall be deemed to have been waived by NeuroMetrix.

2.5          Inventory.  At all times during the Term, Parlex will maintain inventory of all materials necessary to produce the Products either at its vendors’ facilities or its own facilities in quantities sufficient to produce at least a two (2) months’ supply of the Products based on the number of Products set forth in the then current Firm Orders.  NeuroMetrix at all times during the Term will maintain inventory of the ***, or successor thereto, at Parlex’s facilities on a consignment basis in quantities sufficient to produce at least a two (2) months’ supply of the Products based on the number of Products set forth in the then current Firm Orders.

2.6          Commitment to Exclusive Purchase; Alternate Supply.

(a)           Subject to the provisions of 2.6(b) and (c), commencing on the date hereof NeuroMetrix will purchase, exclusively from Parlex, one hundred percent (100%) of its requirements of all Products for sale in the Territory, and NeuroMetrix will not purchase any Products for sale in the Territory from any supplier other than Parlex.

(b)           Notwithstanding the exclusivity provisions of Section 2.6(a), if one or more of the events listed below occurs (each, a “Non-Exclusivity Triggering Event”), then from and after the date on which such Non-Exclusivity Triggering Event occurs NeuroMetrix will no longer be required to exclusively purchase its requirements of all Products for sale in the Territory from Parlex and may, in its sole discretion, obtain such Products from any Person. Otherwise, the obligations of the parties to this Agreement will remain in full force and effect, except as expressly provided in this Agreement to the contrary. The following will constitute a Non-Exclusivity Triggering Event:

(i)                                     the failure to deliver at the time required, on more than two (2) occasions in any twelve (12) month period, (A) at least *** of the aggregate of all units of Product ordered in any sixty (60) day period or (B) at least *** of all units of any one Product ordered in any sixty (60) day period. For purposes of the foregoing, Product that fails to meet the Specifications shall be excluded in the calculation of the Product delivered by Parlex to NeuroMetrix (i.e. shall not be counted towards satisfying Parlex’s delivery requirements);

(ii)                                  Any statement or notification by Parlex of its intent to discontinue supporting the Product or the technologies related thereto;

(iii)                               Parlex’s failure to maintain Minimum Excess Capacity within ninety (90) days of the meeting described in Section 2.2(d)(i) or for more than four (4) months in any twelve-month period;

(iv)                              Parlex’s failure or inability to maintain manufacturing production of at least *** units of Products, as well as the Product support capabilities described in Section 2.1(b) hereof, at the Facility located in Cranston, Rhode Island or Methuen, Massachusetts;

(v)                                 Parlex shall suspend or discontinue its business operations or make any assignment for the benefit of its creditors or commence voluntary proceedings for liquidation in bankruptcy, or admit in writing its inability to pay its debts generally as they become due, or consent to the appointment of a receiver, trustee or liquidator of the other party or of all or any part of its property, or if there is an execution sale of a material portion of its assets;

(vi)                              involuntary bankruptcy or reorganization proceedings are commenced against Parlex or any of its properties or if a receiver or trustee is appointed for Parlex or any of its properties and such proceedings are not discharged within ninety (90) days; or

(vii)                           Parlex files or consents to the filing of a petition for reorganization or arrangement under any applicable Bankruptcy Act or Code.

(c)           Notwithstanding the provisions of Section 2.6(a), if at any time during the Term of this Agreement Parlex does not, for a period of ninety (90) days or more, or reasonably anticipates that it will not, fill the total monthly Product volume required by NeuroMetrix’s forecasts, or any of the Products supplied by Parlex do not meet or comply with the Specifications for a period of ninety (90) days or more, Parlex may, at its sole option, within thirty (30) days after the expiration of such ninety (90) day period (a) procure from a third party quantities of such Product sufficient to replace any quantities of such Product which Parlex cannot or will not supply, or (b) otherwise provide for an alternative source of such Product; provided that such third party or alternative source is satisfactory to NeuroMetrix, in its sole discretion, as evidenced by NeuroMetrix’s written approval. NeuroMetrix may condition such approval on the third party or alternative source entering into confidentiality, non-competition or other manufacturing agreements satisfactory to NeuroMetrix, in its sole discretion, or any other condition. Parlex shall promptly notify NeuroMetrix in the event that it cannot or will not meet forecasted volumes, or in the event any of the Products do not meet or comply with Specifications. Parlex shall use its best efforts with NeuroMetrix to resolve such problems during the thirty (30) day period. Parlex and its Affiliates shall cooperate with, and supply all reasonable technical assistance, including, without limitation, technical personnel, at Parlex’s expense, to any alternate supplier approved pursuant to this Section, and shall assist in the disclosure of any intellectual property Parlex or its Affiliates own relating to the manufacture of the Products to such supplier and such supplier shall have complete access to and use of such intellectual property during the period Parlex shall be unable or unwilling to supply Product, or the period during which such Product fails to meet Specifications; provided that any such alternate supplier to whom Parlex or its Affiliates must disclose intellectual property in accordance with this Section 2.6(c), shall be required to execute a confidentiality agreement prior to such disclosure

(d)           In order to exercise its rights under Section 2.6(b) hereof, NeuroMetrix shall provide written notice to Parlex within ninety (90) days of its first discovery that a Non-Exclusivity Triggering Event has occurred, such notice to provide (i) a description of the Non-Exclusivity Triggering Event, and (ii) a statement that NeuroMetrix is exercising its rights under Section 2.6(b) and that this Agreement shall thereafter be on a non-exclusive basis. In the event of NeuroMetrix’s failure to provide such written notice, it shall be deemed to have waived its rights with respect to such Non-Exclusivity Triggering Event, although any such failure shall not be deemed to be a waiver with respect to NeuroMetrix’s rights with respect to any subsequent Non-Exclusivity Triggering Event.

2.7          Parlex Restriction on Manufacture.

(a)           During the Term of this Agreement and, if this Agreement is terminated by Parlex providing notice pursuant to Section 11.1 or NeuroMetrix pursuant to Section 11.2(c), for a period of one (1) year thereafter, neither Parlex nor any of its Affiliates will develop, manufacture or sell any Neurological Biosensor Products other than pursuant to this Agreement. Parlex hereby represents and warrants to NeuroMetrix that neither Parlex nor any of its Affiliates is currently developing, manufacturing or selling any Neurological Biosensor Products, other than Parlex’s manufacture and sale of the Products to NeuroMetrix.

(b)           If the parties disagree as to whether a product being developed, manufactured or sold by Parlex or one of its Affiliates constitutes a Neurological Biosensor Product, the parties shall promptly thereafter meet and negotiate in good faith to resolve such disagreement. In the event that the parties are unable to resolve such disagreement within twenty (20) days, the parties will, within ten (10) days after the expiration of such twenty-day period retain a mutually agreed upon Board certified neurologist to resolve the disagreement. In the event that the parties are unable to agree upon a board certified neurologist, each of NeuroMetrix and Parlex will select a board certified neurologist and such neurologists will, within five (5) days after their selection, select a third board certified neurologist to resolve the disagreement. Each party will make available to the neurologist selected to resolve the dispute such information as may be reasonably requested by such neurologist in order to resolve the disagreement within twenty (20) days of the selection of such neurologist; provided that such party may require the neurologist to enter into a confidentiality and non-disclosure agreement with terms no more restrictive than those set forth in this Agreement relating to the confidential information of the parties. Such neurologist shall determine whether such product is a Neurological Biosensor Product and notify each of the parties in writing of such determination. The parties agree that the determination of such neurologist will be final and binding on all of the parties, and that the costs and expenses of such neurologist will be borne by the party with which such neurologist disagreed.

If Parlex or such neurologist determines that Parlex or any of its Affiliates has developed, manufactured or sold such product, Parlex will, and will cause its Affiliates, to immediately cease developing, manufacturing or selling such product.

3.                                      Price; Payment; Shipping Instructions.

3.1          Determination of Prices; Cost of Materials.  The Price to be paid to Parlex by NeuroMetrix for the manufacture, packaging and supply of the Product, shall be as set forth in Exhibit A, subject to the adjustments described elsewhere in this Agreement. Such Price includes any costs relating to Parlex’s compliance with the quality provisions of this Agreement. On each January 1, starting January 1, 2007, during the Term, ***. Parlex and NeuroMetrix agree to discuss from time to time, but no less frequently than once per year, potential changes in Product materials and manufacturing processes that may reduce the cost of producing the Products. Upon the implementation of any such changes, the Prices will be reduced as agreed upon by the parties. NeuroMetrix will make reasonable efforts as reasonably requested by Parlex to assist Parlex in reducing the cost of Product materials and labor. Parlex will cooperate with NeuroMetrix in a timely fashion in providing information on general costs for the purpose of assessing the viability of any cost reduction effort. Notwithstanding the foregoing, with respect to any Product, the Price adjustment to be made in accordance with the foregoing shall occur only in the event that ***, failing which Parlex reserves the right to re-quote for such Product.

3.2          Shipping Instructions; Risk of Loss.  Parlex shall deliver Products ordered by NeuroMetrix pursuant to Section 2.2, to NeuroMetrix’s designated facilities (the “Receiving Point”). Parlex and NeuroMetrix shall jointly designate the carrier(s) and negotiate terms for shipment of the Products and NeuroMetrix shall bear the cost of freight, including shipping insurance, relevant custom duties, import and export fees, taxes and all other charges applicable to the Products and shall bear the risk of loss upon Parlex’s delivery to the freight carrier. Parlex shall be responsible for and hereby agrees to store the Products consistent with the Products’ labeling until shipped.

3.3          Invoices; Quantities; Payment.  Parlex shall submit invoices to NeuroMetrix for all shipments of the Products hereunder (which invoices shall be directed by Parlex to NeuroMetrix’s Accounts Payable Department at such locations as NeuroMetrix may instruct from time to time), and such invoices shall be payable within thirty (30) days of the date on which the invoice submitted by Parlex is received by NeuroMetrix. Invoices shall be payable in U.S. dollars. Parlex reserves the right to charge interest on all late payments. In the event of any non-payment, NeuroMetrix shall be liable for all direct and indirect collection costs and expenses incurred, including reasonable attorneys fees.

3.4          Taxes.  The Prices set forth in Exhibit A shall include sales, use, consumption, or excise taxes of any taxing authority. Parlex hereby agrees to indemnify NeuroMetrix against, and shall reimburse NeuroMetrix for, any expenditure NeuroMetrix may be required to make as a result of Parlex’s failure to pay such taxes or other governmental charges to the relevant taxing authorities.

4.           Specifications; Facilities; Quality Control.

4.1          Specifications.  Parlex shall supply the Products to NeuroMetrix in accordance with the Specifications which may be modified or changed by NeuroMetrix from time to time by providing written notice thereof to Parlex. Parlex will not make any design changes, material substitutions or process changes without the prior written authorization of NeuroMetrix and all materials that Parlex obtains to be incorporated into the Products will be obtained from a vendor that is approved by NeuroMetrix either in advance in writing or by NeuroMetrix’s approval of a sample of such Product. To the extent that any modification or change to the Specifications results in an increase or decrease in the cost of manufacturing any Product, the parties shall jointly examine and mutually agree upon the consequences thereof and shall make an appropriate increase or decrease to the purchase price of such Product arising from such modification or change. At least six (6) weeks prior notice to Parlex is required for any requested Specifications change; provided, however, that if any requested Specifications change requires additional regulatory approval(s), the implementation of such requested change shall in no event be required until six (6) weeks after such approval(s) have been obtained. Notwithstanding the foregoing, in the event any such Specification change requires an alteration in materials or processes used in the manufacturing of the Product, and NeuroMetrix requests that such change occur within the Firm Order Period, Parlex and NeuroMetrix shall meet to discuss the implementation of such change. In the event that any change of the Specifications results in Parlex having excess materials on-hand, then NeuroMetrix shall pay Parlex for such excess materials pursuant to the formula set forth in Section 2.2(f) hereof.

4.2          Manufacturing Process.  NeuroMetrix will provide Parlex with complete current documentation, documentation changes, special test fixtures and technical support regarding the Products as needed to build and test the Products. Parlex will create its own internal production documentation, tests and related manufacturing procedures for the Products in accordance with the Specifications.

4.3          Facilities; Storage Requirements.

(a)           Except as otherwise contemplated by Section 2.6(c) hereof, Parlex will not manufacture, package or store the Products anywhere other than at the Facilities; provided that Parlex may store materials utilized in the manufacturing and packaging of the Products in the facilities of the vendors of such materials. Parlex will perform all final assembly, test and packaging operations for the Products in Facilities that are wholly owned or leased by Parlex or its parent corporation, Parlex Corporation. Parlex may not subcontract final assembly, test or packaging of the Products to any other Person without the prior written consent of NeuroMetrix, which shall not be unreasonably withheld. Parlex will take all actions necessary to have fully functional production capability and capacity for the manufacture and packaging of the Products for NeuroMetrix in compliance with this Agreement by December 31, 2006 at alternative sites in addition to the Facilities located in Cranston, Rhode Island and Methuen, Massachusetts.

(b)           Parlex shall store all materials and Product in accordance with the Specifications in a clean and dry area, in facilities with insect and rodent pest controls to assure no contamination. Storage and handling of all materials and Product shall be in accordance with the provisions of all applicable Laws and the quality control programs and standards set forth in the Specifications. Materials utilized by Parlex in connection with the manufacturing, processing and packaging of the Products shall be used by Parlex on a first in, first out basis and shall not be used by Parlex beyond the shelf life required under applicable Laws or as designated in the Specifications.

4.4          Quality Plan.  NeuroMetrix and Parlex agree to jointly develop a Quality Plan which will be incorporated by reference into this Agreement to further details the quality assurance obligations and responsibilities of the parties with respect to the Products (the “Quality Plan”), which will address the following topics, among others, (a) how to improve quality, (b) non-conforming material review process, (c) compliance certificates, (d) quality audits, (e) communications among the parties regarding quality assurance, and (f) that Parlex and NeuroMetrix, if audited by ISO or FDA personnel, will provide documentation, access to respective facilities, and any reasonable assistance to successfully complete the audit as required.

4.5          Rework and Scrap Costs.  Parlex will be responsible for all rework or scrap costs incurred by Parlex that result from process, vendor, component or any other changes to the Products made by Parlex. NeuroMetrix will be responsible for all rework or scrap costs incurred by Parlex that result from design, test, component or material changes to the Products made by NeuroMetrix.

4.6          Quality Tests and Checks.  Parlex shall perform all in-process and finished product tests or checks required by the Specifications or applicable Laws.  All tests and test results shall be performed, documented and summarized by Parlex in accordance with the Specifications and applicable Laws. For purposes of this Agreement, such tests shall be considered routine and shall be performed at Parlex’s expense.

4.7          Records.  Parlex will maintain records on assembly and testing, labeling and production of the Products that meet all applicable quality system regulations promulgated by the FDA, standards adopted by the International Organization for Standardization and other Laws. Such records shall also comply with any additional instructions issued by NeuroMetrix and mutually agreed by the parties. NeuroMetrix will provide assistance and guidance to Parlex, as Parlex may reasonable request, in connection with Parlex’s obligation to ensure that its records meet the foregoing requirements.

4.8          Recalls.  Parlex must comply and assist with any Recall initiated by NeuroMetrix. Parlex may not initiate a Recall if NeuroMetrix objects to such Recall, except to the extent, in the reasonable opinion of Parlex’s counsel, Parlex is required to do so by any applicable Law. NeuroMetrix shall have sole responsibility for managing any Recall of the Product, provided that, NeuroMetrix shall consult with Parlex prior to initiating any Recall for which it appears that Parlex might bear the expense pursuant to the last sentence of this Section 4.8. All communications with parties other than the FDA, in connection with any Recall, shall come solely from NeuroMetrix. Upon receiving from any authority having jurisdiction any direction to Recall any Product from the market, the receiving party shall immediately notify the other party in accordance with the terms hereof. To the extent any Recall results from the gross negligence or willful misconduct or failure to produce Product in conformance with the Specifications by Parlex, the cost of implementing any such Recall shall be borne by Parlex.

4.9          Maintenance of Facility and Equipment.  Parlex shall maintain all equipment, tooling and molds used in the manufacture, packaging and supply of Product hereunder in good operating condition and shall maintain the Facility and such equipment, tooling and molds in accordance with all applicable Laws, and as required in order to produce Product that meets the Specifications. In the event Parlex fails or anticipates it will fail to meet any of the foregoing requirements relating to Parlex’s maintenance of the Facility or such equipment, tooling or molds, or in the event Parlex receives any notice from any Governmental Authority with respect to its maintenance of, or failure to maintain, the Facility or such equipment, tooling or molds, Parlex shall promptly notify NeuroMetrix, provide copies of such notice to NeuroMetrix and, if such notice relates specifically to the Product, provide a copy of Parlex’s response for NeuroMetrix’s review. Parlex shall be required at all times to maintain ISO certification of the Facilities.

4.10        Inspections and Audits.  NeuroMetrix shall have access to the Facilities for the purpose of conducting inspections, performing quality control audits or witnessing the processing, storage or transportation of Product or materials related to or used in the manufacture or packaging of Product, and NeuroMetrix shall have access to the results of any Product tests performed by Parlex or at Parlex’s direction. NeuroMetrix shall also be permitted to audit that portion of Parlex’s books and records pertaining to the packaging and supply of Product under this Agreement to the extent reasonably necessary to verify Parlex’s compliance with its production and packaging obligations under this Agreement; provided that such audit shall not include a review of financial information. Parlex shall use its commercially reasonable best efforts to facilitate direct communication between NeuroMetrix and vendors where appropriate. Such inspections do not relieve Parlex of any of its obligations under this Agreement or create new obligations on the part of NeuroMetrix. Inspections and audits by NeuroMetrix personnel hereunder shall be conducted in accordance with past practice up to the date hereof, to the extent reasonably required by NeuroMetrix and upon reasonable notice, during normal business hours and in compliance with the confidentiality provisions set forth in Section 10 hereof and Parlex’s rules and regulations relating to security, health and safety at the Facilities.

4.11        Retention of Samples and Records.  Parlex shall retain, and upon request by NeuroMetrix make available to NeuroMetrix, (a) copies of the quality control records maintained in accordance with Section 4.7 and otherwise in relation to the Product, (b) copies of testing results of all the tests performed in relation to the Product and (c) samples of the materials used in the processing and packaging of the Products to the extent reasonably requested by NeuroMetrix or required by applicable Laws. Parlex will provide device history records for all Product with each shipment. All quality control and assurance records will be maintained by Parlex for a minimum of one (1) year following the Product expiration date or such other longer time period as may be required by applicable Laws.

4.12        Legal and Regulatory Filings and Requests.  Parlex and NeuroMetrix shall cooperate and be diligent in responding to all requests for information from, and in making all required filings with, regulatory authorities having jurisdiction to make such requests or require such filings. Parlex shall obtain and comply with all licenses, consents, permits and regulations which may from time to time be required by appropriate legal and regulatory authorities with respect the performance of its obligations hereunder.

4.13        Warranty; Rejection of Product.

(a)           Parlex warrants to NeuroMetrix that for a period of *** after each of Parlex’s shipments of Products to NeuroMetrix, the Products so delivered hereunder will be in conformity with the applicable Specifications and will be free from defects in material and workmanship. NeuroMetrix will notify Parlex of any Product that is in breach of such warranty within thirty (30) days after discovery. Parlex will be obligated, at its sole option, to either repair or replace any Product that is in breach of such warranty within thirty (30) days after Parlex agrees that such Product is in breach of such warranty, provided, however, that in the event such thirty (30) day period is impractical due to the quantity of Product to be replaced, the availability of materials to Parlex, or available capacity, the parties hereto shall cooperate in formulating a mutually agreeable schedule with respect to the replacement of Product. Furthermore, in the event that it is uneconomical to replace or repair any obsolete Product, Parlex may, at its sole option, remit the dollar equivalent based upon the original Product sales price. Except with respect to liability arising under the indemnification provisions contained in this Agreement, in no event will Parlex be liable for an amount in excess of the net price paid for the Products found to be not in conformance with this warranty. The provisions of this Section 4.13 shall survive termination of this Agreement with respect to Product packaged by Parlex that is shipped by Parlex to NeuroMetrix within *** before or in connection with the termination of this Agreement, provided, that either party, in lieu of having Parlex replace such Product, may elect to have Parlex reimburse NeuroMetrix for the purchase price actually paid for such Product.

(b)           Parlex shall be liable under this warranty only if NeuroMetrix requests written return material authorization within the warranty period and otherwise fully complies with the procedures set forth herein. Returned Products shall be shipped at Parlex’s expense, by the most practical method of shipment. Shipping costs will be paid by NeuroMetrix to Parlex for all Products found not to be covered by this warranty. Parlex can accept no billing for packing, inspection, labor charges or other incidental costs incurred in connection the return of Products. Unless otherwise requested by NeuroMetrix, returned Products found not subject to warranty adjustment will be sent back to NeuroMetrix, transportation collect.

(c)           PARLEX MAKES NO WARRANTIES, EXPRESS OR IMPLIED, OTHER THAN THOSE EXPRESSLY SET FORTH HEREIN, AND MAKES NO WARRANTIES AS TO MERCHANTABILITY, FITNESS FOR A PARTICULAR USE OR PURPOSE.

(d)           It is expressly understood and agreed that Parlex shall in no way be deemed or held to be obligated, liable or accountable upon or under any guaranties or warranties, express or implied, statutory, by operation of law or otherwise, in any form or manner beyond its express agreements herein contained. Abuse, alteration, modification, add-ons, enhancements, improper application or installation of Product or alteration or removal of serial numbers or identification marks will void any warranty hereunder.

(e)           In the event of replacement pursuant to the foregoing warranty, such warranty shall apply to the replaced Product. In the event of repair pursuant to the foregoing warranty, then notwithstanding such repair the foregoing warranty shall expire *** from the date of NeuroMetrix’s original receipt of the Product.

4.14        Health and Safety Procedure.  Parlex shall be solely responsible for implementing and maintaining health and safety procedures for the manufacture, packaging and handling at the Facilities of the raw materials, hazardous materials, waste, packaging components and the Products as provided herein. Such procedures shall comply with all applicable environmental laws. NeuroMetrix shall have no responsibility for developing, implementing or overseeing Parlex’s health and safety program.

4.15        Excused Performance. Notwithstanding any provision contained in this Agreement, in the event any failure by Parlex to comply with any requirement of this Agreement, including but not limited to with respect to quality of Product delivered or timeliness of performance, is occasioned by NeuroMetrix’s failure to provide quality consigned components in a timely manner or other negligence or failure of NeuroMetrix, Parlex’s failure shall be excused and its performance shall be tolled for a period equal to the period within which NeuroMetrix failed to provide such quality consigned components or other negligence or failure of NeuroMetrix.

5.                                      Representations and Warranties; Additional Covenants.

5.1          Representations and Warranties of Parlex.  Parlex hereby represents, warrants and covenants to NeuroMetrix that:

(a)           all corporate action on its part and on the part of each of its officers and directors necessary for the authorization, execution and delivery of this Agreement and the performance of its obligations hereunder has been taken;

(b)           this Agreement is the legal, valid and binding obligation of Parlex, enforceable against it in accordance with its terms;

(c)           neither the execution and delivery of this Agreement nor the performance of the obligations contemplated hereby will; (i) conflict with or result in any violation of or constitute a breach of any of the terms or provisions of, or result in the acceleration of any obligation under, or constitute a default under any provision of Parlex’s Articles of Incorporation or By-laws or any material contract or any other obligation to which Parlex is a party or under which Parlex is subject or bound, or (ii) violate any judgment, order, injunction, decree or award of any Governmental Authority, against, or affecting or binding upon, Parlex or upon the securities, property or business of Parlex, or (iii) constitute a violation by Parlex of any applicable law or regulation of any jurisdiction as such law or regulation relates to Parlex or to the property or business of Parlex;

(d)           the Facility is in substantial compliance with all applicable Laws with respect to its obligations under this Agreement, and that there are no circumstances or conditions known to it that would prevent such compliance from continuing during the Term, including interference with Parlex’s ability to manufacture or supply the Product;

(e)           the Product furnished by Parlex to NeuroMetrix under this Agreement (i) shall be of the quality specified in, and shall conform with, the Specifications, and (ii) shall be manufactured, processed, packaged, stored and delivered in conformity with the Specifications and all applicable Laws, and (iii) shall not contain any material provided by or on behalf of Parlex, which material has not been used or stored in accordance with the Specifications, any quality assurance standards contained in this Agreement and/or the Quality Plan as of the date hereof, and any such standards that may be later developed by NeuroMetrix and agreed to by Parlex, agreement by Parlex not to be unreasonably withheld, quality standards instructed by the supplier of such material and all applicable governmental standards; and

(f)            Parlex is free to enter into this Agreement and it has, and will continue to have, the legal power, authority and right to perform its obligations under this Agreement.

5.2          Representations and Warranties of NeuroMetrix.  NeuroMetrix hereby represents, warrants and covenants to Parlex that:

(a)           all corporate action on its part and on the part of each of its officers and directors necessary for the authorization, execution and delivery of this Agreement and the performance of its obligations hereunder has been taken;

(b)           this Agreement is the legal, valid and binding obligation of NeuroMetrix, enforceable against it in accordance with its terms;

(c)           neither the execution and delivery of this Agreement nor the performance of the obligations contemplated hereby will; (i) conflict with or result in any violation of or constitute a breach of any of the terms or provisions of, or result in the acceleration of any obligation under, or constitute a default under any provision of NeuroMetrix’s Certificate of Incorporation or By-laws or any contract or any other obligation to which NeuroMetrix is a party or under which NeuroMetrix is subject or bound, or (ii) violate any judgment, order, injunction, decree or award of any Governmental Authority against, or affecting or binding upon, NeuroMetrix or upon the securities, property or business of NeuroMetrix, or (iii) constitute a violation by NeuroMetrix of any applicable law or regulation of any jurisdiction as such law or regulation relates to Parlex or to the property or business of NeuroMetrix; and

(d)           NeuroMetrix is free to enter into this Agreement and it has, and will continue to have, the legal power, authority and right to perform its obligations under this Agreement.

5.3          Compliance with Laws.  Parlex represents, warrants and covenants that as of the date hereof (a) Parlex is, and during the term of this Agreement Parlex shall continue to be, in full compliance with all applicable Laws including all applicable labor and employment laws and environmental laws; and (b) Parlex holds all licenses, permits and similar governmental authorizations necessary or required for Parlex to conduct its operations and business.

5.4          Notice of Material Events.  Parlex hereby agrees to notify NeuroMetrix promptly of any events which have had, or are reasonably likely to have, a material adverse effect on the Products or on Parlex’s ability to produce the Products in accordance with the provisions set forth herein, including any labor difficulties, strikes, shortages in materials, plant closings and other interruptions in activity.

6.                                      Ownership.

6.1          Design and Improvements Ownership.  NeuroMetrix will have ownership of the individual (1-up or singulated) functional and graphic circuit design for each of the Products. Parlex will have ownership of any and all designs and marks used for Parlex manufacturing techniques (e.g., fiducials) and quality purposes including, without limitation, the “multi-up” sheet layout. Any improvements to NeuroMetrix’s intellectual property as described in the preceding sentence made by Parlex in connection with its manufacture of the Products or its performance under this Agreement will be owned by NeuroMetrix and, upon the request of NeuroMetrix, Parlex will use commercially reasonable efforts to assist NeuroMetrix in establishing its ownership thereof. Notwithstanding the foregoing, Parlex shall retain ownership of its proprietary material formulations and manufacturing processes.

6.2          Ownership of Tools.  Except as otherwise specified herein, it is agreed that NeuroMetrix is the sole owner of any and all tools and equipment, and their designs, purchased and paid for by NeuroMetrix. Parlex shall maintain the above in good working order and shall ensure that they remain free and clear of all liens and encumbrances that would impair their use under this Agreement.

7.                                      Indemnification.

7.1          Parlex’s Indemnification of NeuroMetrix.  Parlex shall indemnify, defend and hold NeuroMetrix, each Affiliate of NeuroMetrix and the officers, directors and employees thereof (each a “NeuroMetrix indemnified party”) harmless from and against any and all losses, liabilities, damages (including consequential, special and/or punitive damages), claims, expenses, suits, recoveries, judgments and fines (including reasonable attorneys’ fees and expenses) (collectively “Losses”) that may be incurred by any NeuroMetrix indemnified party arising out of (a) any damage to property or injury or death occurring to any person arising out of any failure by Parlex to provide Product in conformance with the Specifications; (b) any injury to person or property or death occurring to any Parlex employees, subcontractors, agents or any other individuals on Parlex’s premises, except to the extent such injury to person or property or death was caused by the presence of NeuroMetrix’s employees or agents on Parlex’s premises; (c) any claim, action or proceeding brought by any Governmental Authority arising out of or resulting from any manufacture, packaging or supply of Product by Parlex or its Affiliates that does not conform to the Specifications; (d) any breach by Parlex of any of its respective obligations, representations or warranties under this Agreement, including a breach which results in a Recall of Product to the extent that Parlex is responsible for such Recall under Section 4.8; (e) any other grossly negligent act or omission on the part of Parlex or its Affiliates; (f) the operation, ownership or control of the facilities of Parlex, its Affiliates or its subcontractors or the manufacturing, generation, processing, storage, transportation, distribution, treatment, disposal or other handling of the Products or materials used in the manufacture and packaging of the Products, or associated by-product, raw materials, intermediates, wastes, hazardous materials, emissions, releases, spills, leaks or discharges, or returned Products, by Parlex, Affiliates of Parlex, or subcontractors of Parlex or its Affiliates, or their officers, directors, employees, agents or contractors; (g) any claim relating to the infringement of patent or other intellectual property rights relating to the manufacturing process employed by Parlex in manufacturing the Products (including with respect to any component manufactured by Parlex) or that Parlex asserts as owning in connection with the manufacturing of the Product (including with respect to any component manufactured by Parlex) or (h) violation of environmental laws in connection with the supply of the Products hereunder. Notwithstanding the foregoing, Parlex shall not be liable for any Losses arising out of or resulting from a defect in the design, workmanship or operation of a component provided to it by NeuroMetrix or any vendor approved by NeuroMetrix pursuant to Section 4.1 hereof. The preceding sentence shall not apply, however, in the event that Parlex itself is the vendor of such a component.

7.2          NeuroMetrix’s Indemnification of Parlex.  NeuroMetrix shall indemnify, defend and hold Parlex, each Affiliate of Parlex and the officers, directors and employees thereof (each a “Parlex indemnified party”) harmless from and against any and all Losses (excluding consequential, special and/or punitive damages) that may be incurred by any Parlex indemnified party arising out of (a) any damage to property or injury or death occurring to any person arising out of possession or use by any person of the Product except to the extent that such damage, injury or death was caused by any failure by Parlex to provide Product in conformance with the Specifications; (b) any injury to person or property or death caused by the presence of NeuroMetrix’s employees or agents at the Facility; (c) any claim, action or proceeding brought by any Governmental Authority arising out of or resulting from any manufacture, packaging or supply of Product, unless such claim, action or proceeding arises as a result of Parlex’s or its Affiliates’ failure to conform to the Specifications; (d) any breach by NeuroMetrix of any of its obligations, representations or warranties under this Agreement, including a breach which results in a Recall of Product, except to the extent that Parlex is responsible for such Recall under Section 4.8, (e) any claim relating to the infringement of patent or other intellectual property rights in connection with the manufacturing, use, advertising or distribution of the Product; except to the extent such claim relates to patent or other intellectual property rights relating to the manufacturing process employed by Parlex in manufacturing the Products (including with respect to any component manufactured by Parlex) or that Parlex asserts as owning in connection with the manufacturing of the Product (including with respect to any component manufactured by Parlex), or (f) any other grossly negligent act or omission on the part of NeuroMetrix or its Affiliates.

7.3          Procedures.  Any Person that may be entitled to indemnification under this Agreement (an “Indemnified Party”) shall give written notice to the Person obligated to indemnify it (an “Indemnifying Party”) with reasonable promptness upon becoming aware of any claim or other facts upon which a claim for indemnification could be based; the notice shall set forth such information with respect thereto as is then reasonably available to the Indemnified Party. The Indemnifying Party shall have the right, but not the obligation, to undertake the defense of any such claim asserted by a third party with counsel reasonably satisfactory to the

Indemnified Party and the Indemnified Party shall cooperate in such defense and make available all records, materials and witnesses reasonably requested by the Indemnifying Party in connection therewith at the Indemnifying Party’s expense. If the Indemnifying Party shall have assumed the defense of the claim with counsel reasonably satisfactory to the Indemnified Party, the Indemnifying Party shall not be liable to the Indemnified Party for any legal or other expenses (other than for reasonable costs of investigation) subsequently incurred by the Indemnified Party in connection with the defense thereof. The Indemnified Party may participate in such defense with counsel of its own choosing, at its own expense. The Indemnifying Party shall not be liable for any claim settled without its consent, which consent shall not be unreasonably withheld or delayed. The Indemnifying Party shall obtain the written consent of the Indemnified Party prior to ceasing to defend, settling or otherwise disposing of any claim. In no event shall Parlex institute, settle or otherwise resolve any claim or potential claim, action or proceeding relating to the Product or any trademarks or other intellectual property rights of NeuroMetrix without the prior written consent of NeuroMetrix. The Indemnifying Party will not be entitled to indemnification for Losses of the Indemnified Party to the extent that any delay in providing notice of the claim for which indemnification may be available, or notice of future developments or other failure to follow the procedures set forth in this Section 7.3, prejudices the Indemnifying Party’s ability to defend such claim or otherwise affects Indemnifying Party’s ability to reduce the amount of indemnifiable Losses. A payment for indemnification shall only be made after any final judgment or award shall have been rendered by a court, arbitration board or administrative agency of competent jurisdiction and the expiration of the time in which to appeal therefrom, or a settlement shall have been consummated, or the Indemnifying Party or the Indemnified Party shall have arrived at a mutually binding agreement with respect to the claim.

7.4          Net Recovery.  The amount to which an Indemnified Party may become entitled under this Section 7 shall be net of any recovery (whether by way of payment, discount, credit, set-off, tax benefit, counterclaim or otherwise) received from a third party (including any insurer or taxing authority) in respect of such claim, and the Indemnified Party covenants to exert its commercially reasonable best efforts to obtain such recovery from such third parties to the extent available. The amount of any such recovery, less all reasonable costs, charges and expenses incurred by the Indemnified Party in obtaining such recovery from the third party shall be repaid by the Indemnified Party to the Indemnifying Party promptly upon receipt thereof from the third party. The parties acknowledge and agree that this Section 7.4 shall not be construed as requiring an Indemnified Party to seek recovery from any third party prior to obtaining recovery from the Indemnifying Party. The indemnification obligations of the Indemnifying Party hereunder are primary, and may not be avoided or delayed by the possibility of any recovery by the Indemnified Party from a third party.

7.5          Maximum Indemnification Obligation of Parlex.  Notwithstanding the foregoing or any other provision herein contained, the aggregate indemnification obligation of Parlex for all Losses suffered by all NeuroMetrix indemnified parties pursuant to Section 7.1 shall not exceed the greater of the purchase price paid by NeuroMetrix to Parlex for all goods sold under this Agreement in the *** period immediately prior to the date of (a) the Loss or (b) the event (or the first event in a series of related events) that caused or resulted in the Loss.

8.                                      Insurance.

8.1          Coverage.  Parlex shall acquire and maintain at its sole cost and expense (a) Statutory Worker’s Compensation Insurance and Employer’s Liability Insurance with a limit of at least *** per occurrence; (b) all risk coverage for physical loss or damage to materials and Product while at the Facility or under its control in an amount that is reasonable and adequate to protect such materials and Product; and (c) Product Liability, Bodily Injury and Property Damage Insurance in amounts that are reasonable and customary.  Parlex shall maintain insurance coverage that is consistent with past practices and reasonable and adequate in light of the business maintained by Parlex.  NeuroMetrix shall acquire and maintain at its sole cost and expense Product Liability Insurance that is consistent with past practices and reasonable and adequate in light of the business maintained by NeuroMetrix.

8.2          Certificates of Insurance  Each party hereto shall provide certificates of such insurance to the other party on or before the date of this Agreement and from time to time upon reasonable request therefor.

9.             Relationship of the Parties.  The relationship between NeuroMetrix and Parlex is that of independent contractors and nothing herein shall be deemed to constitute the relationship of partners, joint venturers, nor of principal and agent between NeuroMetrix and Parlex.  Neither party shall have any express or implied right or authority to assume or create any obligations on behalf of or in the name of the other party or to bind the other party to any contract, agreement or undertaking with any third party.  All persons employed by Parlex in connection with the packaging and supply of the Product to NeuroMetrix shall be employees or agents of Parlex and under no circumstances shall Parlex or any of its employees or agents be deemed to be employees or agents of NeuroMetrix.

10.                               Confidential Information.

10.1        Confidential Information. “Confidential Information” means, subject to the exceptions set forth in Section 10.3, any information or data, regardless of whether it is in tangible form, disclosed by either party (the “Disclosing Party”) that the Disclosing Party has either marked as confidential or proprietary, or has identified in writing as confidential or proprietary within thirty (30) days of disclosure to the other party (the “Receiving Party”) or which would be apparent to a reasonable person, familiar with Disclosing Party’s business and the industry in which each operates, to be of a confidential or proprietary nature the maintenance of which is important to the Disclosing Party; provided, however, that, subject to the terms and conditions of this Agreement, reports and/or information related to or regarding a Disclosing Party’s business plans, strategies, technology, research and development, current and prospective customers, billing records, and products or services shall be deemed Confidential Information of the Disclosing Party even if not so marked or identified, unless such information is the subject of any of the exceptions set forth in Section 10.3 hereof.

10.2        Use and Disclosure of Confidential Information. The Receiving Party acknowledges that it will have access to the Disclosing Party’s Confidential Information.

The Receiving Party agrees that it will not (i) use any such Confidential Information in any way, for its own account or the account of any third party, except for the exercise of its rights and performance of its obligations under this Agreement, or (ii) disclose any such Confidential Information to any party, other than furnishing such Confidential Information to its employees and consultants who are required to have access to the Confidential Information in connection with the exercise of its rights and performance of its obligations under this Agreement and (b) professional advisers and legal counsel; provided that such employees and consultants and professional advisers and legal counsel are bound by written agreements or, in the case of professional advisers and legal counsel, ethical duties respecting such Confidential Information in accordance with the terms of this Section 10.  The Receiving Party agrees that it will not allow any unauthorized person access to Disclosing Party’s Confidential Information, and that Receiving Party will take all action reasonably necessary to protect the confidentiality of such Confidential Information, including implementing and enforcing procedures to minimize the possibility of unauthorized use or copying of such Confidential Information.  In addition, neither Party will disclose to any third party the terms of this Agreement without the prior written consent of the other Party.  In the event that the Receiving Party is required by law to make any disclosure of any of Disclosing Party’s Confidential Information, by subpoena, judicial or administrative order or otherwise, the Receiving Party shall first give written notice of such requirement to the Disclosing Party, and shall permit the Disclosing Party to intervene in any relevant proceedings to protect its interests in the Confidential Information, and provide full cooperation and assistance to the Disclosing Party in seeking to obtain such protection.

10.3        Exceptions. Information will not be deemed Confidential Information hereunder if such information: (a) is known to the Receiving Party prior to receipt from the Disclosing Party directly or indirectly from a source other than one having an obligation of confidentiality to the Disclosing Party; (b) becomes known (independently of disclosure by the Disclosing Party) to the Receiving Party directly or indirectly from a source other than one having an obligation of confidentiality to the Disclosing Party; (c) becomes publicly known or otherwise ceases to be secret or confidential, except through a breach of this Agreement by the Receiving Party; or (d) is independently developed by the Receiving Party.

10.4        Injunctive Relief.  Parlex and NeuroMetrix acknowledge and agree that any breach of the confidentiality obligations imposed by this Section 10 will constitute immediate and irreparable harm to the Disclosing Party and/or its successors and assigns, which cannot adequately and fully be compensated by money damages and will warrant, in addition to all other rights and remedies afforded by law, injunctive relief, specific performance, and/or other equitable relief.  The Disclosing Party’s rights and remedies hereunder are cumulative and not exclusive.  The Disclosing Party shall also be entitled to receive from the Receiving Party the costs of enforcing this Section 10, including reasonable attorneys’ fees and expenses of litigation.

10.5        Termination.  Upon termination or expiration of this Agreement, the Receiving Party shall promptly return to the Disclosing Party, at its request, all copies of Confidential Information received from the Disclosing Party, and shall return or destroy, and document the destruction of, all summaries, abstracts, extracts, or other documents which contain any Confidential Information of the Disclosing Party in any form.

10.6        Publicity and Terms of this Agreement.  If either party desires to make a public announcement concerning this Agreement or the terms hereof, such party shall give reasonable prior advance notice of the proposed text of such announcement to the other party for its prior review and approval, such approval not to be unreasonably withheld.  A party shall not be required to seek the permission of the other party to repeat any information as to the terms of this Agreement that has already been publicly disclosed by such party in accordance with the foregoing or by the other party.  Either party may disclose the terms of this Agreement (including any summary thereof) (i) as required by law, and (ii) to bona fide potential material investors or acquirors and representatives of such investors or acquirors who (in the case of potential investors and acquirors and their representatives) agree to be bound by obligations of non-disclosure and non-use at least as stringent as those contained in this Section 10.  The parties acknowledge that NeuroMetrix is, and Parlex or one of its Affiliates may be, obligated to file a copy of this Agreement with the U.S. Securities and Exchange Commission, and each such party is entitled to make such filing, provided however, that it requests confidential treatment of the more sensitive terms hereof to the extent such confidential treatment is reasonably available to the filing party under the circumstances then prevailing. Additionally, either party may disclose the terms of this Agreement in any filings made to the U.S. Securities and Exchange Commission to the extent deemed necessary or advisable by such party.

10.7        Supercession of Prior Confidentiality Agreements.  This Section 10 expressly supercedes any previous agreement between the parties with respect to confidentiality or non-disclosure, and any such agreement is hereby rendered null and void and without further effect.

11.          Term; Termination.

11.1        Term.  The term of this Agreement shall commence as of the date of this Agreement and will continue indefinitely until terminated by either party upon not less than eighteen (18) months prior written notice to the other party; provided that notice of termination of this Agreement may not be provided by either party hereto within the first six (6) months of the date of this Agreement; provided further that this Agreement may be earlier terminated in accordance with Section 11.2 hereof (the “Term”).

11.2        Termination.

(a)           This Agreement may be terminated at any time during the Term by written notice by one party to the other party if:

(i)            the other party shall suspend or discontinue its business operations or make any assignment for the benefit of its creditors or commence voluntary proceedings for liquidation in bankruptcy, or admit in writing its inability to pay its debts generally as they become due, or consent to the appointment of a receiver, trustee or liquidator of the other party or of all or any part of its property, or if there is an execution sale of a material portion of its assets;

(ii)           involuntary bankruptcy or reorganization proceedings are commenced against the other party or any of its properties or if a receiver or trustee is appointed for the other party or any of its properties and such proceedings are not discharged within ninety (90) days; or

(iii)          the other party files or consents to the filing of a petition for reorganization or arrangement under any applicable Bankruptcy Act or Code.

(b)           Either party may terminate this Agreement in accordance with Section 12 by providing written notice to the other party.

(c)           Either party may terminate this Agreement if the other party fails to comply with any material term of this Agreement or breaches any representation or warranty herein and such party fails to cure such noncompliance or breach within sixty (60) days after receipt of written notice thereof.

11.3        Unused Materials; Return of Tooling and Device Master Record.  At the end of the Term, NeuroMetrix will retain title to, and Parlex will immediately deliver to NeuroMetrix or its designee, all tooling and fixtures for which it has paid for at such time or which were procured under this Agreement.  Upon notice of Termination by either party pursuant to Section 11.2 hereof, Parlex will provide to NeuroMetrix or its designee within thirty (30) days of a written request therefore by NeuroMetrix a copy of the Device Master Records for any or all Products produced under this Agreement (whether then being produced or not).  Upon the termination of this Agreement, Parlex will immediately deliver to NeuroMetrix or its designee all of the Device Master Records for the Products not previously provided to NeuroMetrix.  The parties further agree that the foregoing shall include information regarding the designs of tools purchased by NeuroMetrix that is sufficient to allow another manufacturer to replicate the sheet layout with its own manufacturing design guidelines and registration schemes without revealing Parlex’s proprietary techniques.

12.          Force Majeure.  Performance under this Agreement (other than payments required to be made by either party) shall be excused to the extent prevented or delayed by fire, flood, explosion, unavoidable widespread product tampering by third parties, governmental acts or regulations, war, shortages or unavailability of materials, any act of God, or by any other similar circumstances of any character reasonably beyond the control of the party so excused.  The party affected shall promptly notify in writing the non-affected party of the event of force majeure and the probable duration of the delay.  Any delay caused by an event of force majeure shall toll the term of this Agreement which shall be extended by the length thereof.  Notwithstanding the foregoing, in the event a force majeure prevents performance by one party for more than ninety (90) days, the other party shall have the right to terminate this Agreement.

13.                               Miscellaneous.

13.1        Notice.  All notices, requests, demands or other communications to or upon the respective parties hereto shall be deemed to have been given or made when deposited in the mails, registered mail or certified, return receipt requested, postage prepaid, or overnight courier or by facsimile transmission, the receipt of which is confirmed by telephone, addressed to the respective party at the following address (or to such other person or address as is specified elsewhere in this Agreement for specific purposes).

If to NeuroMetrix:

NeuroMetrix, Inc.
62 Fourth Avenue
Waltham, Massachusetts  02451
Attention:  Chief Financial Officer
Telephone: 781-890-9989
Facsimile:  781-890-1556

With a copy to:

Goodwin Procter LLP
Exchange Place
Boston, Massachusetts  02109
Attention:  H. David Henken, Esq.
Telephone:  617-570-1000
Facsimile:  617-523-1231

If to Parlex:

Parlex Polymer Flexible Circuits, Inc.
c/o Parlex USA Inc.
One Parlex Place
Methuen, MA 01844

Attention:    Blake S. Perkins
                    Vice President, General Manager - Medical
Telephone:  978-946-2510
Facsimile:  978-685-7867

With a copy to:

Kutchin & Rufo, P.C.

155 Federal Street, 17th Floor

Boston, MA 02110-1727

Attention:  Edward D. Kutchin, Esq.

Telephone:  (617) 542-3000

Facsimile:  (617) 542-3001

The above addresses for receipt of notice may be changed by either party by notice, given as provided herein.

13.2        Entire Agreement.  This Agreement contains the entire understanding of the parties, superseding in all respects any and all prior oral or written agreements or understandings pertaining to the subject matter hereof.  This Agreement can be amended, modified or supplemented only by an agreement in writing that is signed by all the parties hereto.

13.3        Incorporation of Exhibits.  The Exhibits attached to this Agreement are incorporated herein and made a part hereof.

13.4        Severability.  If and to the extent that any court of competent jurisdiction holds any provision or part of this Agreement to be invalid, unlawful or unenforceable, such holding shall in no way affect the validity of the remainder of this Agreement.

13.5        Successors and Assigns.  This Agreement shall inure to the benefit of and be binding upon the successors and permitted assigns of the parties.

13.6        Assignment.  Except as provided in the following sentence, neither party shall, without the prior written consent of the other party, delegate, transfer, convey, assign or pledge any of its rights or obligations under this Agreement to any other Person.  For purposes of this provision, NeuroMetrix shall assign its rights under this Agreement and delegate its duties under this Agreement to an entity that acquires or purchases all or substantially all of its neuropathy diagnostic business.  Parlex shall assign its rights under this Agreement and delegate its duties under this Agreement to an entity that acquires or purchases all or substantially all of its assets upon review and approval by NeuroMetrix, such review and approval to not be unreasonably withheld; provided, however, that no such consent shall be required in the event that Parlex shall effect any assignment to an entity which is directly or indirectly owned by Johnson Electric Holdings Limited.

13.7        Waiver.  A waiver by either party of any of the terms and conditions of this Agreement in any instance shall not be deemed or construed to be a waiver of such term or condition for the future.

13.8        Headings.  Headings in this Agreement are included for ease of reference only and have no legal effect.

13.9        Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

13.10      Applicable Law.  This Agreement is governed by and shall be construed in accordance with the laws of the Commonwealth of Massachusetts other than those provisions governing conflicts of law.

13.11      Consequential Damages.  EXCEPT WITH RESPECT TO LIABILITY ARISING UNDER THE INDEMNIFICATION PROVISIONS HEREOF, IN NO EVENT,

REGARDLESS OF CAUSE, SHALL EITHER PARTY HERETO BE LIABLE TO THE OTHER PARTY FOR ANY INCIDENTAL, INDIRECT, SPECIAL, PUNITIVE, EXEMPLARY OR CONSEQUENTIAL DAMAGES OR LOSSES OF ANY KIND, WHETHER IN CONTRACT OR IN TORT, OR ANY OTHER LEGAL THEORY (INCLUDING, WITHOUT LIMITATION, LOST PROFITS AND OPPORTUNITY) ARISING FROM ITS PERFORMANCE UNDER THIS AGREEMENT, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITIES OF SUCH DAMAGES.

13.12      Dispute Resolution.

Any dispute, controversy or claim arising out of or relating to this Agreement (other than injunctive relief), or the negotiation or breach thereof, shall be settled using the following procedure prior to either party pursuing other available remedies:

(a)     Negotiation.   A meeting shall be held promptly (in no event more than fourteen (14) days after either party hereto has notified the other in writing that it considers that a dispute has arisen) between the parties, attended by individuals with decision-making authority regarding the dispute, to attempt in good faith to negotiate a resolution of the dispute (the “Negotiation”).

(b)     Mediation.  If, within fifteen (15) days after such meeting, the parties have not succeeded in negotiating a resolution of the dispute, they will jointly appoint a mutually acceptable neutral person not affiliated with either of the parties (the “Neutral”), seeking assistance in such regard from the American Arbitration Association (“AAA”) if they have been unable to agree upon such appointment within thirty (30) days from the initial meeting under Section 13.12(a).  The fees of the Neutral shall be shared equally by the parties.  In consultation with the Neutral, the parties will select or devise a mediation procedure (“Mediation”) by which they will attempt to resolve the dispute, and a time and place for the Mediation to be held, with the Neutral making the decision as to the procedure, and/or place and time (but not later than twenty (20) days after selection of the Neutral), if the parties have been unable to agree on any such matters within fifteen (15) days after initial consultation with the Neutral.  The parties agree to participate in good faith in the Mediation to its conclusion as designated by the Neutral, but in no event shall this obligation extend for more than sixty (60) days after selection of the Neutral, after which the parties shall be entitled to seek all remedies available to them hereunder, at law, in equity or otherwise.

(c)     Arbitration.  If the parties are not successful in resolving the dispute through the Negotiation or the Mediation within 90 days after the initial notice pursuant to Section 13.12(a), all disputes, claims, or controversies arising out of or relating to this Agreement or the negotiation, validity or performance hereof or the transactions contemplated hereby and thereby that are not resolved by mutual agreement shall be resolved solely and exclusively by binding arbitration to be conducted before the AAA under the rules for complex cases.  If AAA ceases operations, then the parties shall select a comparable organization that provides qualified arbitration services.  The arbitration shall be held in Boston, Massachusetts before a single arbitrator and shall be conducted in accordance with the rules and regulations promulgated by AAA unless specifically modified herein.

(d)           The parties covenant and agree that the arbitration hearing shall commence within ninety (90) days of the date on which a written demand for arbitration is filed by any party hereto.  The arbitrator’s decision and award shall be made and delivered within three (3) months of the selection of the arbitrator.  The arbitrator’s decision shall set forth a reasoned basis for any finding of liability or award of damages.

The parties covenant and agree that they will participate in the arbitration in good faith and that they will share equally its costs, except as otherwise provided herein.  The arbitrator may in his or her discretion assess fees and costs (including the reasonable legal fees and expenses of the prevailing party whether claimant or respondent) against any party to a proceeding.  Any party failing or refusing to comply with an order of the arbitrators shall be liable for costs and expenses, including attorneys’ fees, incurred by the other party in enforcing the award.  Nothing in this Section 13.12 shall prohibit any party from proceeding in court without prior arbitration for the limited purpose of seeking injunctive relief to avoid immediate and irreparable harm.  The provisions of this Section 13.12 shall be enforceable in any court of competent jurisdiction.

Unless otherwise ordered, the parties shall bear their own attorneys’ fees, costs and expenses in connection with the arbitration.  The parties will share equally in the fees and expenses charged by AAA.

(e)           Each of the parties hereto irrevocably and unconditionally consents to the exclusive use of AAA to resolve all disputes, claims or controversies arising out of or relating to this Agreement or the negotiation, validity or performance hereof or the transactions contemplated hereby and further consents to the jurisdiction of the federal and/or state courts in the Commonwealth of Massachusetts for the purposes of enforcing the arbitration provisions of Section 13.12 of this Agreement.  Each party further irrevocably waives any objection to proceeding before AAA based upon lack of personal jurisdiction or to the laying of venue and further irrevocably and unconditionally waives and agrees not to make a claim in any court that arbitration before AAA has been brought in an inconvenient forum.  Each of the parties hereto hereby consents to service of process by registered mail at the address to which notices are to be given.  Each of the parties hereto agrees that its or his submission to jurisdiction and its or his consent to service of process by mail is made for the express benefit of the other parties hereto.

(f)            Notwithstanding any other provision herein contained, all disputes, claims, or controversies arising out of or relating to competitive products shall be reviewed by a Board certified neurologist as specified under Section 2.7(b).

13.13      Survival.  The provisions of Sections 3.3, 3.4, 4.13, 7, 10, 11.3, 13.10, 13.11, 13.12 and 13.13 shall survive termination or expiration of this Agreement.

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IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed in their respective names and on their behalf, as of the date first above written.

NEUROMETRIX, INC.

By:	/s/ Shai N. Gozani, M.D., Ph.D.
Name: Shai N. Gozani, M.D., Ph.D.
Title: President and Chief Executive Officer

PARLEX POLYMER FLEXIBLE CIRCUITS, INC.

By:	/s/ Blake S. Perkins
Blake S. Perkins
Vice President, General Manager — Medical of Parlex USA Inc. (duly authorized on behalf of Parlex Polymer Flexible Circuits, Inc.)

EXHIBIT A

Unit Pricing

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